EXHIBIT 23.1

                         Consent of Independent Auditors


The Board of Directors Reinhold Industries, Inc.



We consent to incorporation by reference in Registration Statement No. 333-39925 on Form S-8 of Reinhold Industries, Inc. of our report dated January 29, 1999 relating to the consolidated balance sheets of Reinhold Industries, Inc. as of December 31, 1998 and 1997 and the related consolidated statements of operations, stockholders' equity and comprehensive income and cash flows for the years ended December 31, 1998 and 1997 which reports appears in the December 31, 1998 Annual Report on Form 10-KSB of Reinhold Industries, Inc..



/S/ KPMG LLP


Los Angeles, California
March 26, 1999